                                                                  Exhibit (g)(2)

              IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


AMERICAN BUSINESS INFORMATION, INC.,           :
a Delaware Corporation,                    :
                                           :
             Plaintiff,                    :
                                           :
                 v.                        :  Case No. 16265NC
                                           :
BARTON L. FABER, THOMAS J. QUARLES,        :
RONALD G. EIDELL, JONATHAN P. WARD,        :
PETER F. MURPHY, METROMAIL                 :
CORPORATION, a Delaware Corporation and    :
GREAT UNIVERSAL STORES, P.L.C., a U.K.     :
Corporation,                               :
                                           :
             Defendants.                   :


                  DEFENDANT GREAT UNIVERSAL STORES, P.L.C.'S
          ANSWER AND COUNTERCLAIM TO COMPLAINT FOR INJUNCTIVE RELIEF
          ----------------------------------------------------------

     Counterplaintiff The Great Universal Stores, P.L.C. ("GUS"), by and through its attorneys, upon knowledge as to itself and to its own acts and upon information and belief as to all other matters, for its Answer and Counterclaim against counterdefendant American Business Information, Inc. ("ABI"), states as follows:

                         [ANSWER INTENTIONALLY OMITTED]

                                  COUNTERCLAIM
                                  ------------

                              NATURE OF THE ACTION
                              --------------------

     1.  This is an action to halt the unlawful and tortious interference by ABI with the valid and legally binding merger agreement, including related stockholder agreements, entered into by Metromail Corporation ("Metromail") and

GUS, as of March 12, 1998 (the

"Merger Agreement").  GUS and Metromail entered into the Merger Agreement at the end of an auction and bidding process for the sale of 100% of the common stock of Metromail.  GUS and ABI, among other participants in the Metromail auction,

signed confidentiality agreements with standstill provisions.  On March 18,

1998, ABI demanded that Metromail "immediately release ABI" from the provision of its confidentiality agreement "which prohibits ABI from making a tender offer for Metromail[.]"

     2.  Having failed in its efforts to acquire Metromail through the auction,

ABI now seeks to subvert the Merger Agreement and ABI's own confidentiality agreement.  In particular, ABI has launched a campaign to undermine and interfere with the Merger Agreement by inducing Metromail to (i) release ABI from its standstill agreement, (ii) breach the Merger Agreement, and (iii) make an offer to purchase Metromail, all in violation of the terms of the ABI confidentiality agreement.

     3.  GUS now seeks immediate temporary, preliminary, and permanent injunctive relief (i) to halt ABI's unlawful and tortious interference with

GUS's Merger Agreement with Metromail; (ii) to halt ABI's tortious interference with GUS's prospective business relations with Metromail; (iii) to require ABI to abide by the terms of the ABI confidentiality agreement; and (iv) to allow

GUS to enjoy the benefits to which it is fairly entitled as a participant and the successful bidder in the auction process, including the benefits to which it is entitled as a result of the Merger Agreement and the ABI confidentiality agreement.
                                     FACTS
                                     -----

     4.  In the latter part of 1997, Metromail was contacted by a number of entities expressing an interest in acquiring Metromail.  As a result, Metromail engaged a financial advisor and changed the compensation arrangements (including stock options) of many Metromail officers and directors, none of which was known to or encouraged by GUS.  In

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late January, 1998, GUS, expressed an interest in acquiring Metromail.  At that time, GUS did not discuss with Metromail the options or other compensation agreements with Metromail officers and directors.  In fact, GUS did not learn of the options and other compensation agreements until mid-February when they were revealed in GUS's due diligence.

     5.  In early February, 1998, GUS entered into a confidentiality agreement with Metromail's financial advisor, pursuant to which GUS agreed, among other things, not to acquire, or offer to agree to acquire, any voting securities of

Metromail for a period of one year.  Based on its discussions with Metromail and its representatives, GUS was led to understand that all prospective acquirors who wanted access to the non-public information and to pursue an acquisition of

Metromail would be required to execute substantively identical agreements.

     6.  On information and belief, on or about February 12, 1998, ABI and

Metromail entered into a confidentiality agreement (the "ABI Confidentiality

Agreement") which contained similar restrictions.

     7.  On March 12, 1998, GUS and Metromail entered into an Agreement and Plan of Merger (the "Merger Agreement").

     8.  Pursuant to the Merger Agreement, Metromail agreed not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to any party concerning any proposal or offer to acquire all or a substantial part of Metromail.

     9.  Pursuant to the Merger Agreement, Metromail agreed not to "release any person or entity from, or waive any provision of, any standstill agreement to which it is a party, or any confidentiality agreement between it and another person or entity."

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     10.  On March 17, 1998, ABI offered to acquire all of the outstanding common stock of Metromail for $33.00 cash per share. ABI's correspondence forwarding that offer to Metromail stated, "Failing to accept this proposal would cause the Board of Directors [of Metromail] to violate its fiduciary duties to Metromail's shareholders."

     11. On March 17, 1998, ABI filed its Complaint in this action against Metromail, Metromail's directors, and GUS, as a mechanism to force Metromail to breach its obligations under the Merger Agreement.

     12. On March 18, 1998, ABI sent additional correspondence to Metromail demanding that Metromail "immediately release ABI from the provision of the February 12, 1998, confidentiality agreement between ABI and Metromail which prohibits ABI from making a tender offer for Metromail without prior approval of Metromail's Board."

     13. The underlying purpose of ABI's actions is to induce Metromail to waive the ABI Confidentiality Agreement (a violation of the Merger Agreement) and thereby tortiously interfere with GUS's contractual right to acquire Metromail.

     14. GUS will suffer significant, immediate, and irreparable injury if it is unable to complete the acquisition of Metromail. The acquisition is a unique opportunity for GUS, which will be irrevocably lost if ABI successfully thwarts the merger.

                                    COUNT I
                                    -------

                   (For Tortious Interference With Contract)

     15. GUS repeats and realleges paragraphs 1 through 14 as if set forth fully herein.

     16. GUS and Metromail are parties to the Merger Agreement, which is a valid and binding contract.

     17.  ABI has knowledge of the existence of the Merger Agreement.

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     18.  ABI has improperly and intentionally undertaken to procure a breach of the Merger Agreement by knowingly and intentionally seeking to induce Metromail to abandon and breach its contractual obligations to GUS.

     19. The opportunity to acquire Metromail that is represented by the Merger Agreement is a unique business opportunity for GUS, and money damages will not be adequate to compensate it for its losses in the event that ABI's unlawful efforts to interfere with the Merger Agreement are not enjoined.

     20. The tortious acts of ABI have been done willfully, wantonly, or maliciously.

     21. ABI has intentionally undertaken to procure a breach of the Merger Agreement by knowingly and intentionally seeking to interfere with the subject matter of the Merger Agreement.

     22.  GUS has no adequate remedy at law.

                                   COUNT II
                                   --------

        (For Tortious Interference With Prospective Business Relations)

     23. GUS repeats and realleges paragraphs 1 through 22 as if set forth fully herein.

     24. Based on its success as the winning bidder in the auction for Metromail and its entry into the Merger Agreement, among other things, GUS has a reasonable expectation of prospective business relations relating to the acquisition of Metromail.

     25.  ABI has knowledge of these prospective business relations.

     26. ABI, without privilege to do so, has intentionally undertaken to interfere with these prospective business relations by knowingly and intentionally seeking to induce Metromail to abandon and breach its Merger Agreement with GUS.

     27. ABI has intentionally interfered with the prospective business relations relating to GUS's acquisition of Metromail by violating its contractual obligations under the ABI Confidentiality Agreement.

     28.  ABI has no justification or excuse for its conduct.

     29. The tortious acts of ABI have been done willfully, wantonly, or maliciously.

     30. The opportunity to acquire Metromail that is represented by its business relations with Metromail is a unique business opportunity for GUS, and money damages will not be adequate to compensate it for its losses in the event that ABI's unlawful efforts to interfere with GUS's prospective business relations are not enjoined.

     31.  GUS has no adequate remedy at law.

                                   COUNT III
                                   ---------

                            (For Breach Of Contract)

     32. GUS repeats and realleges paragraphs 1 through 31 as if fully set forth herein.

     33. ABI entered into the ABI Confidentiality Agreement on or about February 12, 1998.

     34. ABI has breached the ABI Confidentiality Agreement by, among other things, contacting representatives of Metromail for purposes prohibited by that Agreement, proposing to Metromail a transaction between ABI and Metromail involving Metromail's securities, attempting to acquire Metromail's capital stock, and otherwise conducting itself in a manner inconsistent with the purpose and terms of that agreement.

     35. GUS has suffered damages as a direct and proximate result of ABI's breach of the ABI Confidentiality Agreement.

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     36.  The opportunity to acquire Metromail that arose from the bidding process and auction and that is represented by the Merger Agreement between GUS and Metromail is a unique business opportunity for GUS, and money damages will not be adequate to compensate it for its losses in the event that ABI's breach of the ABI Confidentiality Agreement is not enjoined.

     37. As a participant in the bidding process and auction conducted by Metromail and its financial advisors, as the successful bidder for Metromail in the auction, and as a party to the Merger Agreement between Metromail and GUS, among other things, GUS is an intended and actual beneficiary of the ABI Confidentiality Agreement.

     38.  GUS has no adequate remedy at law.

                                    COUNT IV
                                    --------

                            (For Equitable Estoppel)

     39. GUS repeats and realleges paragraphs 1 through 38 as if fully set forth herein.

     40. When GUS participated in the bidding process and auction for Metromail, and when GUS entered into the Merger Agreement between GUS and Metromail, it lacked knowledge that ABI, as a participant in that bidding process and auction, would breach the terms of the ABI Confidentiality Agreement.

     41. When GUS participated in the bidding process and auction for Metromail, and when GUS entered into the Merger Agreement between GUS and Metromail, it relied on the assumption that ABI, as a participant in the bidding process and auction, would abide by the terms of the ABI Confidentiality Agreement.

     42. GUS has taken significant steps in reliance on its mistaken understanding that ABI would abide by the terms of the ABI Confidentiality Agreement.

     43. ABI breached the ABI Confidentiality Agreement with Metromail by, among other things, the acts described herein.

     44. The opportunity to acquire Metromail is a unique business opportunity for GUS, and money damages will not be adequate to compensate it for its losses in the event that ABI's wrongful conduct is not stopped.

     45.  GUS has no adequate remedy at law.

     WHEREFORE, GUS respectfully demands judgment granting the following relief:

     (a) an Order temporarily, preliminarily, and permanently enjoining ABI from interfering with the Merger Agreement between GUS and Metromail;

     (b) an Order temporarily, preliminarily, and permanently enjoining ABI from interfering with the prospective business relations between GUS and Metromail;

     (c) an Order temporarily, preliminarily, and permanently enjoining ABI from taking any further actions in breach of the ABI Confidentiality Agreement;

     (d) an Order temporarily, preliminarily, and permanently enjoining ABI from acquiring or attempting to acquire any of Metromail's securities;

     (e) an award of actual, punitive, and other damages in an amount to be determined at trial, estimated to exceed $500,000,000.00;

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     (f)  an award of costs and expenses incurred herein; and

     (g)  such other relief as the Court deems just and proper.

Wilmington, Delaware
Dated: March 20, 1998


                         Respectfully submitted,

                         YOUNG, CONAWAY, STARGATT & TAYLOR



                         ------------------------------------------
                         David C. McBride
                         Eleventh Floor
                         Rodney Square North
                         Wilmington, DE 19899
                         P.O. Box 391
                         302/571-6600

                         Attorneys for Defendants Great Universal Stores, P.L.C.

OF COUNSEL:

Harold C. Hirshman
Gerald E. Fradin
SONNENSCHEIN NATH & ROSENTHAL
8000 Sears Tower
Chicago, IL 60606-6404
312/876-8000

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